Exhibit 99.1

Hunt Global Resources, Inc. Signs Letter of Agreement To Acquire Carbon Green NA, Inc.

Feb. 9, 2011 (Business Wire) -- Hunt Global Resources Inc. (OTCBB: HGCO) announced today that it signed a binding Letter of Agreement with the majority shareholders (representing not less than 85%) of Carbon Green NA, Inc. the holder of Carbon Green assets that include an operating tire recycling plant, license agreements and worldwide patents for the only proven method of recycling 100% of scrap tires with a near zero carbon footprint.

"We are extremely delighted to make this announcement,” said George T. Sharp, CEO of Hunt Global Resources, Inc. “This acquisition fits in with our long term strategy to expand our position in the marketplace by providing a wide range of sustainable green technologies.

In recent months we have worked with the Carbon Green people to develop a low NOx fuel oil (derived from Carbon Green’s tire recycling process) to achieve a renewable fuel that is cleaner burning and has a higher BTU than traditional fuel oils that are on the market today.

The Carbon Green system was created during a 5-year span of developing, testing, patenting and building a fully operational system that breaks-down, separates and recycles 100% of scrap tires into reusable materials. We plan to build 10 plants in the United States, during the next 5 years, to address the growing environmental problems caused by hundreds-of-millions of waste tires that end up in landfills and are polluting our environment by being burned as industrial fuel," Mr. Sharp concluded.

The transaction will allow Hunt Global Resources, Inc. to take possession of Carbon Green NA. Inc.’s 189 worldwide patents and its operating plant located in the nation of Cyprus, which is currently the world’s largest commercially operating pyrolysis plant.

Hunt will also assume existing license agreements that call for Hunt to receive $2 million dollars per year for 5-years beginning this year from licensees (who would otherwise forfeit licenses), and additional royalties projected to be $60 million by year end 2011, if sales and construction goals are met by licensees.

“We are very pleased to become an affiliate of Hunt Global Resources, Inc which will enable Carbon Green NA, Inc. to move to a very important next level, that being the planned roll out of plants throughout North America,” stated John Novak CEO of Carbon Green NA Inc. “I believe that this affiliation joins the strengths of Hunt Global Resources, Inc. and their cutting edge technology in biofuels coupled with Carbon Green NA, Inc.’s leading tire recycling technology, will allow us to construct and operate each $50 million plant successfully”.

Upon completion of the transaction, Carbon Green NA, Inc. will become an 85% owned subsidiary of Hunt Global Resources, Inc. The parties have agreed to close the transaction on or before February 28, 2011, upon completion of definitive contracts. Hunt will endeavor to acquire the remaining 15% of Carbon Green NA, Inc.

About Hunt Global Resources, Inc.

Hunt Global Resources, Inc. (OTCBB: HGCO) is a natural resource company focusing on specialty sands as well as the production of cleaner burning industrial oil technologies and renewable energy. The Company’s current holdings include the mining rights to 350 acres containing high-grade sand and gravel deposits. The site contains approximately 41 million tons of sand, with over 50% earmarked for frac sand. Additionally, the Company’s holdings include a state-of-the-art 40 million gallon industrial biofuels manufacturing plant located near the Houston ship channel, uniquely positioned with proprietary technology for providing biofuel for the industrial boiler, maritime, heating oil and power generation sectors. The Company plans to utilize the plant’s excess resources and capacity to support a frac sand resin coating operation.

For more information please visit: www.huntglobalresources.com.

About Carbon Green NA, Inc.

Carbon Green NA, Inc. is a world leading tire recycling company able to profitably recycle 100% of used tires back into valuable end products which can be reused in manufacturing new tires and creating an oil based feedstock that can be turned into a cleaner burning fuel oil. This revolutionary technology can change how governments and industry handle the disposal of the over ten billion tires stockpiled around the world. From its commercial-scale plant in the nation of Cyprus, Carbon Green NA, Inc. is converting the by-products of tire pyrolysis into recovered steel, a #2 diesel equivalent oil which can also be employed to generate green electricity, a nano-particle compound known as Carbon Green™ (which is a European Union accredited and tire industry-tested and accepted competitive substitute for commercial carbon black) and a clean‐burning gas that can be used to provide power to the Company’s processing plant and/or sold for carbon credits, leaving no waste and a positive environmental contribution. For more information please visit our website at www.carbongreennainc.com.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:

PR Financial Marketing, LLC

For Hunt Global Resources, Inc.

Investor Relations

Jim Blackman, 713-256-0369

Jim@prfmonline.com